Exhibit (h) (3)
AMENDMENT TO ADMINISTRATION AGREEMENT
AMENDMENT, dated as of May 25, 2011 (the “Amendment”), between CONSULTING GROUP CAPITAL MARKET FUNDS (the “Trust”) and BROWN BROTHERS HARRIMAN & CO. (the “Administrator”).
WHEREAS, pursuant to an Administration Agreement between the Trust and the Administrator, dated December 23, 2010 (the “Agreement”), the Administrator has been appointed to provide certain administrative and accounting services to the Trust; and
WHEREAS, the Trust and the Administrator desire to amend the Agreement as hereinafter set forth;
ACCORDINGLY, in consideration of the mutual agreements herein contained, the Trust and the Administrator hereby agree as follows:
1.	Amendments to the Agreement

The Agreement is hereby amended by adding the following paragraph to the end of Section 2:

“The Trust authorizes the Administrator to utilize and rely on information received from issuers of investments or agents of such issuers, information received from subcustodian banks, data from pricing or other services, or information from other commercially reasonable sources including but not limited to those listed on Appendix C of ‘Price Source Schedule’ attached, as may be amended from time to time. The Trust instructs the Administrator to use authorized sources to price Fund assets or to perform certain accounting or other services for Fund assets. The Trust further instructs the Administrator to release confidential information concerning the Fund’s investments to such authorized sources.”

The Agreement is hereby amended by adding the following provision as a new Section 10.5:

“Section 10.5. The Administrator shall have no liability for any losses, expenses or damages of the Trust, any Fund, any shareholder or unit holder, or any third party resulting from (a) the failure to perform or delays in performance by authorized sources, (b) the accuracy or completeness of the information or data provided by authorized sources or by any of such authorized sources’ underlying information sources, (c) the inability of the Administrator to obtain information from authorized sources due to events beyond the Administrator’s control, or (d) any use of the information and data reporting provided to the Trust by the Administrator.”

The Agreement is hereby amended by adding the following provision to the end of the first sentence under Section 12:

“, except those records maintained by third parties, including but not limited to, the Fund’s custodian, investment manager, transfer agent, or agent banks acting as administrators for loan investments by the Funds.”

The Agreement is hereby amended by replacing Appendices A and C thereto with Appendices A and C hereto.

2.	Representations.
Each party represents to the other party that all representations contained in the Agreement (including all representations set forth in the Annex) are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.
3.	Miscellaneous.

(A) This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.
(B) This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.
(C) This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.
(D) The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.
[Signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CONSULTING GROUP CAPITAL MARKET FUNDS			BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Alison LeMieux		By:	/s/ Hugh B. Bolton

	Name:	Alison LeMieux		Name:	Hugh B. Bolton
	Title:	COO		Title:	Senior Vice President

By:
Name:
Title:

APPENDIX A
ADMINISTRATIVE SERVICES
Subject to the direction and control of the officers of the Trust and the Board of Trustees of the Trust (“Trustees”), the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Funds (excluding operations performed by the investment adviser, principal underwriter and transfer agent). Without limiting the generality of the foregoing, the Administrator shall:
I. Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Funds.
II. Provide individuals reasonably acceptable to the Trust’s Trustees to serve as assistant officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Trustees and agreeable among the parties.
III. Provide appropriate personnel for Board of Trustees meetings.
IV. Assist with the design, development, and operation of new series of the Trust, including new classes, investment objectives, policies and structure.
V. Design, implement and maintain a disaster recovery program for the Trust’s records that the Administrator maintains.
VI. Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees of the Trust in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.
VII. Administer the implementation and required distribution of the Privacy Policy of the Trust as required under Regulation S-P.
VIII. Perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s investment advisory agreement, custodian agreement, fund accounting agreement, distribution agreement, shareholder servicing agreement, and transfer agent agreement.
IX. Fund Accounting.
Fund accounting services involve comprehensive accrual-based recordkeeping and management information. They include maintaining a fund’s books and records in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), net asset value calculation, daily dividend calculation, tax accounting and portfolio accounting.
The designated fund accountants interact with the Trust’s custodian, transfer agent and investment advisor daily.
(a) The Administrator shall maintain the books of account of each Portfolio and shall perform the following duties for each Portfolio:
• Record general ledger entries for investment, capital share and income and expense activities;
• Calculate daily expenses, calculate daily income, reconcile daily activity to the trial balance and update the cash availability throughout the day as required by the Trust;
• Maintain individual ledgers for investment securities, verify investment buy/sell trade tickets when received from the Trust and transmit trades to the Custodian for proper settlement;

• Monitor for and record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;
• Calculate capital gains and losses, and determine the net income of each Portfolio:
• Promptly provide or otherwise make available such reports and statements to the Trust, on a daily or less frequent basis, as shall be reasonably requested by the Trust: and transmit a copy of the daily portfolio valuation to the Trust:
• Prepare standard monthly reporting package [Portfolio Valuation and Holdings. Statement of Assets and Liabilities (trial balance). Cash Statement. Realized Gain/Loss Reporting, and Cost Roll Forward];
• Reconcile prior day’s ending cash balance per custodian’s records and the accounting system to the prior day’s ending cash balance per fund accounting’s cash availability report;
• Reconcile system generated reports to prior day’s calculations of interest, dividends, amortization, accretion, distributions, capital stock and net assets;
• Input entries to the accounting system reflecting shareholder activity and Fund expense accruals; Calculate various contractual expenses (e.g.. advisory and custody fees);
• Reconcile and Calculate N.O.A. (net other assets). Compile all activity affecting asset and liability accounts other than investment account:
• Calculate Net Income, Mil Rate and Yield for Daily Distribution Funds. Calculate income on purchase and sales, calculate change in income due to variable rate change, combine all daily income less expenses to arrive at net income, calculate mil rate and yields (1 day, 7 day and 30 day); As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, average dollar-weighted maturity for each Portfolio;
• Mini-Cycle (except for Money Market Fund) — Review intra day trial balance and reports, review trial balance N.O.A.;
• Reconcile the portfolio holdings per the system to custodian records:
• Determine N.A.V. for Fund using market value of all securities and currencies (plus N.O.A.), divided by the shares outstanding, and investigate securities with significant price changes (significant price changes are defined as 9% for equity securities, 2% for fixed-income securities and 1% for foreign currency rates) and deliver a report thereon in a timely manner to reporting services:
• Money Market Fund Pricing. Monitor valuation for compliance with Rule 2a-7;
• Monitor mark-to-market comparisons for money market funds;
• As an interested party, assist Trust’s valuation/pricing committee with respect to valuations of securities for which market quotes are not readily available;
• 7-day yield reporting for Money Market Fund;

• Communicate statistical data to the financial media (Donoghue, Lipper, Morningstar, Vestek, et al.) pursuant to Written Instruction;
• Verify the change in market value of securities which saw trading activity per the system;
• Identify the impact of current day’s Fund activity on a per share basis;
• Reporting of Price to NASDAQ by First Session Deadline (currently 6:05 P.M EST.), the final deadline for Fund prices being reported to the newspaper;
• N.A.V.s are reported to transfer agent upon total completion of above activities;
• Provide accounting support relating to portfolio management and any contemplated changes in the Trust’s structure or operations;
• In addition, fund accounting personnel to initiate notification to custodian procedures on outstanding income receivables; provide information to the Trust’s treasurer for reports to shareholders, SEC, Board members, tax authorities, statistical and performance reporting companies and the Trust’s auditors; interface with the Trust’s auditors; prepare monthly reconciliation packages; prepare amortization schedules for premium and discount bonds based on the effective yield method; and calculate daily expenses based on expense ratios supplied by Trust’s treasurer.
• [Upon instruction, p/P]rovide the following services for loan investments of a Fund: maintenance of records relating to the purchase, sale and settlement of debt instruments or loan investments as well as periodic drawdowns and prepayments of loans; daily calculation of interest payable to a Fund on debt instruments and loans; summarization and recording of all items of periodic drawdowns, prepayment, and interest collection in connection with Fund debt instruments and loans.
(b) The Administrator undertakes to comply with all applicable requirements of the Federal Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.
(c) The Trust instructs the Administrator to use authorized sources to price Fund assets or to perform certain accounting or other services for Fund assets. The Trust further instructs the Administrator to release confidential information concerning the Fund’s investments to such authorized sources. For purposes of calculating the market value of a Portfolio investment, the Administrator shall utilize and rely on information received from issuers of investments or agents of such issuers, information received from subcustodian banks, data from pricing or other services, or information from other commercially reasonable sources including but not limited to those prices obtained from sources designated by the Administrator (collectively, the “Authorized Price Sources”) on the Price Source Schedule annexed hereto as Appendix C, as the same may be amended by the Trust and the Administrator from time to time, or otherwise designated by means of Written Instructions. If such prices are not available from Authorized Price Sources or for any reason appear to the Administrator to be not reliable, the Administrator shall promptly notify the Trust and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Portfolio investment. The Administrator shall not override valuations received from an Authorized Price Source without Written Instructions from the Trust. The Administrator shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the Trust from time to time, and shall make available to the Administrator from time to time such information or data about any Authorized Price Sources as may be requested by the Trust and that is otherwise available to the Administrator.
(d) The Administrator shall provide information from the books and records of the Funds to their respective independent public accountants and shall provide such account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio as may be reasonably requested.
(e) In order to prevent the disruption of the services to be provided under this Agreement or any appendix, schedule or annex hereto, the Administrator shall maintain at all times appropriate contingency facilities and procedures to provide for periodic back-up of the computer files and data with respect to the Portfolios and emergency use of electronic data processing equipment to provide services under this Agreement, in order that the provision of services hereunder shall continue or be promptly resumed in the event of any reasonably foreseeable adverse event (such as loss of electric power or communications lines, equipment failure, fire, water damage or severe weather conditions). A description of the Administrator’s contingency facilities and procedures has been provided to the Trust. The Administrator may modify such contingency facilities and procedures from time to time. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.
(f) The Administrator agrees to provide such information and assistance from time to time as may be reasonably requested by any of the Funds in connection with such Fund’s compliance procedures and periodic compliance audits. Without limiting the preceding sentence, the Administrator agrees to provide: (i), in connection with the Funds’ compliance programs pursuant to Rule 38a-1 promulgated under the 1940 Act, such periodic reports, documentation, certifications as the Trust or any Fund or their respective compliance officers may reasonably request, and notification as soon as is reasonably practicable of any Material Compliance Matter (as such term is defined in Rule 38a-l under the 1940 Act) that comes to the attention of the Administrator; (ii) sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 applicable to services for the Funds; and (iii) a copy of each Type II SAS 70 audit report prepared by an independent third party with respect to services hereunder relating to the Funds’ semi-annual shareholder reports, annual shareholder reports and Forms N-Q.
(g) The Trust may, at any time and from time to time, request a modification of the duties and services to be performed by the Administrator hereunder, by reasonably prior written notice specifying such modification is sufficient detail to allow the Administrator to evaluate the request (a “Change Request”). As soon as reasonably practicable after receipt of a Change Request, the Administrator shall respond in writing as to its ability and willingness to so modify its services hereunder, which response shall include any modification of the fees and charges of the Administrator specified in writing pursuant to Section 3 of the Agreement that is appropriate in relation to such modification of services (a “Change Response”). If the Trust accepts the terms of such Change Response, this Agreement, including the compensation hereunder, shall be deemed amended thereby.
IX. Fund Administration.
The fund administration services made available to the Trust fall within five main categories: Financial Reporting and Assistant Treasurer, Performance Measurement, Tax Support, Portfolio Compliance Monitoring and Corporate Secretarial and Regulatory Support.
(a) Financial Reporting and Assistant Treasurer.
• The Administrator shall accumulate information for and prepare
•            Within a 60-day production cycle, one annual and one semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.) and the coordination of the layout, printing and mailing of semi-annual and annual reports to shareholders
•            one annual report and one semi-annual report on Form N-SAR
•            one first fiscal quarter report and one third fiscal quarter report on Form N-Q
•            one annual report and one semi-annual report on Form N-CSR

•            one annual Rule 24f-2 Notice
• Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits
• Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis
• Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate
• Prepare a monthly expense pro forma
• Provide an “Assistant Treasurer” who may be approved as an officer of the Fund by the Board of Trustees
• Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time
• Prepare Form 1099 reporting for Fund’s independent Trustees
• Quarterly calculation and reporting of each Portfolio’s portfolio turnover
(b)	Performance Measurement.
• Calculate time weighted total returns for each Fund (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis
• If applicable, calculate 30-day SEC yields and report such returns to the Fund on a monthly basis
• Provide and review each Fund’s performance information disclosed in its financial statements, prospectus and statement of additional information
• On a monthly basis, reconcile total return calculations to those reported by major database companies
• At the Fund’s request, report portfolio holdings to identified database companies
• Monthly portfolio performance reporting for subadvisors and composites
(c)	Tax Support.
• Prepare fiscal year end and excise tax distribution calculations;
• Prepare monthly, quarterly and annual income distributions as described in each Fund’s prospectus
• Prepare annual capital gain distribution(s) including spillback amounts as required
• Prepare tax-related ROCSOP entries for fund accounting purposes
• Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements
• Prepare and file federal, slate and local (if any) income tax returns, including tax return extension requests
• Prepare shareholder year-end tax information
• Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting
• Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)
• Prepare wash sales calculations and other differences required for tax purposes
• Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate
• Provide tax research as requested
(d)	Portfolio Compliance Monitoring.
The Administrator shall perform the following compliance monitoring services with respect to the investments of each Fund on each Business Day unless otherwise specified (“Portfolio Compliance Monitoring Services”):

• Post trade date monitoring of each Fund’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund
• Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)
• Post trade date monitoring of each Fund’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations
• Rule 17g-1 monitoring shall be performed monthly as requested
• Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly
• Post trade monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator
• The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Fund’s investment restrictions, policies and limitations (“Daily Exception Reporting”)
• Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)
• Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)
• Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator
• Upon request of CCO, conduct seminars for fund accounting and advisory personnel to assist the Fund’s adviser in complying with prospectus guidelines and limitations. 1940 Act requirements and Internal Revenue Code requirements
(e)	Corporate Secretarial and Regulatory Support Services.
• Subject to supervision by counsel to the Trust, prepare amendments to, file, and maintain the Trust’s governing documents, including the Declaration of Trust (or charter as the case may be), the Bylaws, and minutes of meetings of shareholders;
• Provide an “Assistant Secretary” who may be approved as an officer of the Fund by the Board of Trustees
• Maintain calendar for Board matters/approvals
• Prepare Board and Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Trustees and such other persons as instructed by Authorized Persons of the Fund
• Review reports produced by the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust’s investment adviser, custodian, sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust examples of such reports include 17e-1, 10f-3 and 17a-7 transaction reports) and administer their review by the Board, follow up on issues raised by the Trustees with respect to such reports
• Assist the Trust in the 15(c) process, including coordinating and reviewing materials of subadvisors
• Attend Board and Committee meetings, lake minutes of the meetings, make presentations as required and follow up on matters raised at the meetings
• In accordance with Rule 31a-2 under the 1940 Act. maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1 (b)(4) under the 1940 Act
• Maintain calendar for all regulatory matters

• Subject to supervision by counsel to the Trust, prepare, review and file the Trust’s Registration Statement (on Form N-1A, Form N-14 or any replacements therefore), periodic supplements to the Registration Statement, proxy materials and other filings with the Commission
• Subject to supervision by counsel to the Trust, prepare and file, or supervise the preparation and filing of, Form N-CSR and Form N-Q and provide any sub-certifications which may reasonably be requested by the Trust’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from the Administrator and other service providers that provide information to be included in such filings
• Arrange for and coordinate the layout and printing of prospectuses, statements of additional information and proxy materials;
• Coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes
• Prepare and file, or supervise the preparation and filing of the fidelity bond with the SEC
• Prepare and file, or supervise the preparation and filing of, annual Form N-PX
• Review and comment on shareholder reports
• Prepare, with the assistance of the Fund’s investment adviser, and sub-adviser, as applicable, communications to shareholders
• Prepare the materials for and attend shareholder meetings (including preparation of the proxy statement, notice and other solicitation materials and filing such materials with the SEC)
• Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s subadvisors, custodian, fund accountant, shareholder servicing agent, and transfer agent
• Review and comment on advertising and sales literature for NASD compliance as requested by the Fund
• Assist in monitoring regulatory proposals and changes that may affect the Fund
• Assist the Fund in obtaining a fidelity bond and D&O/E&O insurance policies in accordance with the 1940 Act and applicable rules thereunder
• Provide information and assistance with inspections by the SEC
• Assist counsel with management of Trust litigation matters such as record requests
• Assist Trust in complying with various applicable SEC and DOL exemptive orders and any applicable SEC no-action letters
• “Blue Sky” Support Services. The Administrator shall select and monitor an independent third party service provider to provide for reasonable and necessary services for compliance with the securities regulations of the fifty states of the United States (“Blue Sky Compliance”) on such terms as the Trust shall direct, or in the absence of such direction, as the Administrator shall reasonably deem appropriate, provided, however, that such arrangement shall require that such service provider act with reasonable care in discharging its duties. The Administrator shall deliver to the Trust, or cause to be delivered to the Trust, regular reports and notices with respect to Blue Sky Compliance and shall be responsible to use reasonable care to enforce the terms of its agreement with the service provider on the Trust’s behalf. The Trust shall be responsible for providing copies of each Fund’s current prospectus and other relevant documents and information relating to the Funds as may be reasonably required for Blue Sky Compliance.

APPENDIX C
PRICE SOURCE SCHEDULE
The Trust hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement (collectively, the “Authorized Price Sources”).
BLOOMBERG
RUSSELL/MELLON
FUND MANAGERS / CLIENT DIRECTED
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
THOMSON REUTERS
SUBCUSTODIAN BANKS
SIX TELEKURS
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
STAT PRO
MORGAN STANLEY CAPITAL INTERNATIONAL
WALL STREET OFFICE
PRICING DIRECT
MARKIT
SUPER DERIVATIVES
S&P
DOW JONES
JP MORGAN
SQX (SECURITIES QUOTE EXCHANGE)
BARCLAYS
FITCH SOLUTIONS
MOODYS
FORD EQUITY RESEARCH
FTSE GROUP
INVESTMENT TECHNOLOGY GROUP (ITG)
WM COMPANY
WOLTERS KLUWER FINANCIAL SERVICES
DEPOSITORIES (DTC, EUROCLEAR, ETC)
CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)
OeKB
CITIGROUP INDEX LLC
MORNINGSTAR INC.

By:	/s/ Alison LeMieux
Name:	Alison LeMieux
Title:	COO
Date:	June 1, 2011